Exhibit 2.5

EXECUTION COPY

DATED 1 JULY 2006

AMENDMENT NO. 1 TO

AGREEMENT

IN CONNECTION WITH THE DELIVERY OF ORDINARY SHARES IN THE SHARE CAPITAL OF

QIAGEN N.V.

PURSUANT TO CONVERTIBLE NOTES DUE 2024 ISSUED BY

QIAGEN FINANCE (LUXEMBOURG) S.A.

The undersigned:

1.	QIAGEN N.V., a limited liability company organised under the laws of the Netherlands, established in Venlo, hereinafter referred to as: the “Company”;

and

2.	QIAGEN FINANCE (LUXEMBOURG) S.A., a corporation organised under the laws of the Grand-Duchy of Luxembourg, with its registered office in Luxembourg-City, hereinafter referred to as: the “Issuer”,

whereas:

(i)	the Issuer and the Company, on or about August 18, 2004, entered into an Agreement in connection with the delivery of ordinary shares in the share capital of the Company pursuant to convertible notes due 2024 issued by the Issuer (the “Original Agreement”); and

(ii)	The Issuer and the Company wish to amend the Original Agreement as more fully set forth herein.

Hereby agree as follows:

Article 1 — Amendment.

1.1.	Effective as of the date hereof, recital (vi) of the Original Agreement shall be deleted in its entirety.

1.2	Except as amended hereby, all of the terms and conditions of the Original Agreement shall remain in full force and effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Article 2. — Miscellaneous.

This Amendment shall be governed by and construed in accordance with the laws of the State of New York. The Company and the Issuer each agrees that any judicial proceedings instituted in relation to any matter arising under this Amendment or the Original Agreement or the Securities (as defined in the Original Agreement) may be brought in any United States federal or New York State court sitting in the Borough of Manhattan, The City of New York, New York to the extent that such court has subject matter jurisdiction over the controversy, and the Company and the Issuer each hereby irrevocably accepts, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, acknowledges their competence and irrevocably agrees to be bound by any judgment rendered in such proceeding.

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IN WITNESS WHEREOF, this Amendment is signed as of the date first written above.

/s/ Peer M. Schatz
QIAGEN N.V. By: Peer M. Schatz Title: Chief Executive Officer

/s/ Roland Sackers
QIAGEN FINANCE (LUXEMBOURG) S.A. By: Roland Sackers Title: Director

/s/ Axel Backheuer
QIAGEN FINANCE (LUXEMBOURG) S.A. By: Axel Backheuer Title: Director